Exhibit 99

The McGraw-Hill Companies Reports Second Quarter EPS of $0.60, a 17.6% Increase

          NEW YORK, July 25 /PRNewswire-FirstCall/ -- The McGraw-Hill Companies (NYSE: MHP) today reported diluted earnings per share increased 17.6% to $0.60 for the second quarter of 2006 compared to the same period last year. The 2006 results include incremental stock-based compensation of $0.03 per share. Net income for the second quarter was $221.0 million, an increase of 13.3% versus last year. Revenue for the second quarter of 2006 increased 4.9% to $1.5 billion. Foreign exchange rates had minimal impact on revenue and operating profit in the second quarter of 2006.

          “Record results at Financial Services, a solid performance in the U.S. college and university market, and effective cost containment were key to our second quarter,” said Harold McGraw III, chairman, president and chief executive officer of The McGraw-Hill Companies. “As a result, our operating margin improved to 25.8%, up from 23.6% for the same period last year.

          “For the first half of 2006, diluted earnings per share were $0.79, including a one-time charge of $0.04 for the elimination of the restoration stock option program in the first quarter. The first half results also reflect incremental stock-based compensation of $0.07. Net income for the first half was $295.2 million. Revenue for the first half of 2006 was up 7.4% to $2.7 billion. Foreign exchange rates negatively impacted revenue by $11.0 million and had minimal impact on operating profit in the first half of 2006.

          Education: “Revenue for this segment declined 2.7% to $611.6 million in the second quarter compared to the same period last year. Including incremental expenses of $2.5 million for stock-based compensation, the segment’s operating profit decreased 5.3% to $67.8 million.

          “Revenue for the McGraw-Hill School Education Group declined 5.8% in the second quarter to $390.4 million. Revenue for the McGraw-Hill Higher Education, Professional and International Group grew by 3.3% to $221.3 million in the second quarter compared to the same period last year.

          “Challenging comparisons following last year’s 17% gain in second quarter revenue and limited opportunities in this year’s state new adoption market, which is expected to decline by approximately 30%, were key factors in the McGraw-Hill School Education Group’s performance in the second quarter.

          “Our new elementary basal reading program, Treasures, is off to an excellent start in the open territories. Our growing lineup of intervention products, including Jamestown Reading Navigator for secondary students, Early Interventions in Reading, Kaleidoscope and Number Worlds for the primary grades, is winning new customers in the open territory and also in adoption states where most schools can access federal and other funding for these programs. Our alternative basal, Everyday Mathematics, produced solid growth.

          “In this year’s key state new adoptions, science in Florida and social studies in California, our programs for the secondary schools are leading the market. But second quarter results were affected by delays in ordering middle and high school products both in Florida and California and by disappointing performances of our elementary programs in those states. The delayed orders will be fulfilled in the third quarter.

          “In the testing market, the continued decline of our more profitable norm- referenced products offset the gains we are making in providing the customized assessments that states need to meet the requirements of the No Child Left Behind Act. Under the Act, schools now must use assessments based on state standards to test students each year in grades three through eight in reading and math and report the results to the public. Schools face sanctions for failing to achieve improvements in test scores.

          “In the Higher Education, Professional and International Group, we benefited from a solid performance in the U.S. college and university market. Our three major imprints -- Science, Engineering and Math; Humanities, Social Science and Languages; and Business and Economics -- all produced gains in the second quarter. We also experienced solid growth in the career colleges channel. Best-sellers in the second quarter included Ober, Keyboarding, 10th edition; Lucas, The Art of Public Speaking, 9th edition; Shier, Hole’s Essentials of Human Anatomy and Physiology, 9th edition.

          “Softness in the professional markets was partially offset by growth in digital subscription products and strong results with business titles. Five titles appeared on national best-seller lists during the second quarter:

--	Succeed on Your Own Terms (Wall Street Journal, New York Times, USA Today)

--	The Millionaire Maker (BusinessWeek)

--	Chasing Daylight (New York Times)

--	Crucial Conversations (BusinessWeek)

--	The Millionaire Real Estate Agent (BusinessWeek)

          “International markets softened as Mexico deferred anticipated school orders to the second half.

          Financial Services: “Revenue for this segment increased 13.4% in the second quarter to $677.3 million compared to the same period last year. Excluding the prior year’s revenue of $34.8 million from Corporate Value Consulting, which was sold at the end of September 2005, and April and May revenue of $8.1 million from CRISIL, Ltd. (majority interest acquired on June 1, 2005), revenue for the second quarter grew by $106.6 million on a non-GAAP basis. Of the non-GAAP revenue growth, 38.6% was produced by structured finance and 34.8% came from corporate and government ratings.

          “Including the incremental expenses of $6.3 million for stock-based compensation in the second quarter, the segment’s operating profit increased 21.5% to $313.9 million. Corporate Value Consulting contributed approximately $7.5 million to operating results in the second quarter of 2005.

          “Strong double-digit growth for ratings in the U.S. and international markets helped Financial Services set new records for revenue and operating profit in the second quarter. International ratings accounted for 37.4% of ratings revenue in the second quarter versus 36.7% for the same period a year ago.

          “Strength in global structured finance was again a key factor as all asset classes contributed to the year-over-year improvement. Particularly noteworthy was the activity in U.S. Collateralized Debt Obligations, which was driven by leveraged loans for mergers and acquisitions, new hybrid structures and arbitrage opportunities. And, while dollar volume issuance in U.S. Residential Mortgage-Backed Securities market declined by 1.2% in the second quarter, we benefited from an 8.6% pick up in the number of deals coming to market and solid gains in more active overseas markets.

          “A surging corporate market also contributed to Standard & Poor’s second quarter performance. Both investment grade and high-yield markets were up solidly. Public finance was soft as refunding volume continued to decline.

          “New issue dollar volume increased in the U.S. and European bond markets in the second quarter versus the same period last year, according to reports from Securities Data Corporation and Harrison Scott Publications/S&P estimates.

          “In the U.S., total new issue dollar volume was up 16.7%. Corporate new issuance was up 54.7%. Public finance declined by 6.8%. Mortgage-backed securities were off 0.7%. Asset-backed securities were down 12.5%, while collateralized debt obligations were up 162.0%. In Europe, new issue dollar volume was up 1.7%.

          “Growth in ratings and services that are not tied to the new issue market also benefited S&P. These products and services, which include bank loans, counterparty and infrastructure finance ratings, ratings evaluation services as well as derivative ratings, produced 24.2% of ratings revenue in the second quarter, up from 21.5% for the same period last year.

          “Our data and information products and services posted solid gains in the U.S. and European markets. We are adding new customers and increased the usage of our enhanced services with existing clients.

          “The rise in assets under management in exchange-traded funds and the increased trading of derivative contracts based on Standard & Poor’s indexes also contributed to our growth in the second quarter. At the end of June, assets under management in exchange-traded funds based on S&P indexes rose 21.3% to $143.4 billion versus the same period last year.

          Information and Media: “Revenue for this segment increased 3.6% to $238.6 million in the second quarter compared to the same period last year. Including incremental expenses of $3.7 million for stock-based compensation, the segment’s operating profit decreased $652,000, or 4.8%, to $13.0 million in the second quarter.

          “The Broadcasting Group’s revenue grew by 14.3% to $31.9 million. Increases in political and local advertising were key to the second quarter performance in 2006 versus the same period last year.

          “Revenue for the Business-to-Business Group increased 2.1% to $206.7 million. The Group includes J.D. Power and Associates, BusinessWeek, construction, energy products and services, and Aviation Week. Growth in information products and services helped offset declines in advertising at the Business-to-Business Group.

          “J.D. Power and Associates, driven by new marketing and information products and increased market penetration for automotive and non-automotive clients, produced solid revenue growth in the second quarter. Investments for syndicated research products impacted profit growth.

          “Platts’ news and pricing services continue to benefit from the volatility in energy markets. In the construction marketplace, the McGraw-Hill Construction Network and advertising-based products produced growth.

          “Advertising pages in BusinessWeek’s global edition declined 11.7% in the second quarter, according to the Publishers Information Bureau. The shutdown of BusinessWeek’s international editions for Europe and Asia at the end of 2005 exacerbated the revenue decline. In the second quarter of 2005, the international editions produced revenue of $4.6 million. However, BusinessWeek did benefit from the elimination of the international editions. BusinessWeek.com continues to show solid growth and produced 14.1% of BusinessWeek’s total advertising revenue in the second quarter.

          “Advertising was off at Aviation Week, largely due to timing issues attributable to the biennial Paris Air Show, which was last held in the second quarter of 2005.

          Corporate Expense:  Including an incremental $2.4 million for stock-based compensation expense, corporate expense increased to $34.2 million in the second quarter versus $29.5 million for the same time last year.

          The Outlook:  “Based on the strength of our first half performance, we are raising our guidance for the year.

          “Our previous guidance called for earnings per share of $2.36 to $2.41, excluding the incremental impact of all stock-based compensation.

          “Our new guidance for 2006 improves the full-year forecast by $0.08. Therefore, we now expect EPS for 2006 of $2.44 to $2.49 excluding the incremental impact of all stock-based compensation ($0.13 for incremental stock-based compensation and $0.04 for the one-time charge for the elimination of the restoration stock option program in the first quarter).

          “With more robust opportunities taking shape next year, we expect to return to double-digit earnings growth in 2007.”

          Conference Call/Webcast Details: The Corporation’s senior management will review the second quarter 2006 earnings results on a conference call scheduled for this morning, July 25th, at 8:30 AM Eastern Time. This call is open to all interested parties. Discussions may include forward-looking information. Additional information presented on the conference call may be made available on the Corporation’s Investor Relations website at http://www.mcgraw-hill.com/investor_relations. To participate by telephone, please dial-in by 8:20 AM Eastern Time and register before the start of the call. Domestic participants may call toll-free (888) 323-5423; international participants may call +1 (415) 228-5016 (long distance charges will apply). The passcode is McGraw-Hill and the conference leader is Harold McGraw III. The conference call will also be Webcast. Go to the Corporation’s Investor Relations website and click on the Earnings Announcement link under Investor Presentation Webcasts. At the Event Details screen, select the Webcast link. You will need Windows Media Player. The prepared remarks and slides will be available for downloading from the Investor Relations website’s Investor Presentations archive several hours after the end of the call and a Webcast replay will be available until August 1, 2006.

          The forward-looking statements in this news release involve risks and uncertainties and are subject to change based on various important factors, including worldwide economic, financial, political and regulatory conditions, the health of capital and equity markets, including possible future interest rate changes, the pace of recovery in the economy and in advertising, the level of expenditures in the education market, the successful marketing of competitive products and the effect of competitive products and pricing.

          About The McGraw-Hill Companies: Founded in 1888, The McGraw-Hill Companies is a leading global information services provider meeting worldwide needs in the financial services, education and business information markets through leading brands such as Standard & Poor’s, McGraw-Hill Education, BusinessWeek and J.D. Power and Associates. The Corporation has more than 290 offices in 38 countries. Sales in 2005 were $6.0 billion. Additional information is available at http://www.mcgraw-hill.com.

          Release issued: July 25, 2006

The McGraw-Hill Companies
Statements of Income
Periods ended June 30, 2006 and 2005

(in thousands, except per share data)

	Three Months			Six Months

(unaudited)	2006	2005	% Change	2006	2005	% Change

Revenue	$1,527,543	$1,456,277	4.9	$2,668,222	$2,485,283	7.4
Expenses, net	1,167,140	1,142,304	2.2	2,192,145	2,045,636	7.2

Income from operations	360,403	313,973	14.8	476,077	439,647	8.3
Interest expense	8,555	3,512	N/M	6,046	4,210	43.6

Income from operations before taxes on income	351,848	310,461	13.3	470,031	435,437	7.9
Provision for taxes on income	130,887	115,491	13.3	174,850	161,732	8.1

Net income	$220,961	$194,970	13.3	$295,181	$273,705	7.8

Earnings per common share:
Basic	$0.62	$0.52	19.2	$0.82	$0.73	12.3

Diluted	$0.60	$0.51	17.6	$0.79	$0.71	11.3

Dividend per common share	$0.1815	$0.1650	10.0	$0.3630	$0.3300	10.0

Average number of common shares outstanding:
Basic	355,783	373,534		361,244	376,191
Diluted	365,507	380,047		371,569	383,332

N/M - not meaningful

Exhibit 1

The McGraw-Hill Companies
Operating Results by Segment
Periods ended June 30, 2006 and 2005

	(dollars in thousands)
	Revenue

(unaudited)	2006	2005	% Favorable (Unfavorable)

Three Months
McGraw-Hill Education	$611,646	$628,647	(2.7)
Financial Services	677,313	597,366	13.4
Information & Media	238,584	230,264	3.6

Total revenue	$1,527,543	$1,456,277	4.9

	(dollars in thousands)
	Revenue

(unaudited)	2006	2005	% Favorable (Unfavorable)

Six Months
McGraw-Hill Education	$925,796	$935,947	(1.1)
Financial Services	1,277,313	1,144,647	11.6
Information & Media	465,113	404,689	14.9

Total revenue	$2,668,222	$2,485,283	7.4

The McGraw-Hill Companies
Operating Results by Segment
Periods ended June 30, 2006 and 2005

	(dollars in thousands)
	Operating Profit

(unaudited)	2006	2005	% Favorable (Unfavorable)

Three Months (a)
McGraw-Hill Education	$67,761	$71,591	(5.3)
Financial Services	313,886	258,286	21.5
Information & Media	12,956	13,608	(4.8)

Total operating segments	394,603	343,485	14.9
General corporate expense	(34,200)	(29,512)	(15.9)
Interest expense	(8,555)	(3,512)	N/M

Total operating profit	$351,848 *	$310,461 *	13.3

	(dollars in thousands)
	Operating Profit

(unaudited)	2006	2005	% Favorable (Unfavorable)

Six Months (b)
McGraw-Hill Education	$(29,290)	$(7,083)	N/M
Financial Services	565,543	480,798	17.6
Information & Media	14,649	18,354	(20.2)

Total operating segments	550,902	492,069	12.0
General corporate expense	(74,825)	(52,422)	(42.7)
Interest expense	(6,046)	(4,210)	(43.6)

Total operating profit	$470,031 *	$435,437 *	7.9

N/M - not meaningful

*	Income from operations before taxes on income
(a)	2006 operating profit includes incremental stock-based compensation of $14.9 million pre-tax.
(b)

2006 operating profit includes incremental stock-based compensation of $39.5 million pre-tax and a one-time charge of $23.8 million pre-tax related to the elimination of the Company’s restoration stock option program.

Exhibit 2

The McGraw-Hill Companies
Incremental Impact of Stock-based Compensation on Operating Profit by Segment
Period ended June 30, 2006

(dollars in thousands)

	Three Months		Six Months

(unaudited)	2006		2006

Operating Profit
McGraw-Hill Education		$67,761		$(29,290)
Stock-based compensation impact (a)	$2,460		$7,946
One-time restoration option charge (b)			4,244
Total stock-based compensation		2,460		12,190

McGraw-Hill Education - excluding		70,221		(17,100)
Financial Services		313,886		565,543
Stock-based compensation impact (a)	6,268		13,052
One-time restoration option charge (b)			2,146
Total stock-based compensation		6,268		15,198

Financial Services - excluding		320,154		580,741
Information & Media		12,956		14,649
Stock-based compensation impact (a)	3,731		8,597
One-time restoration option charge (b)			2,713
Total stock-based compensation		3,731		11,310

Information & Media - excluding		16,687		25,959
Total operating segments		394,603		550,902
Stock-based compensation impact (a)	12,459	—	29,595	—
One-time restoration option charge (b)		—	9,103	—
Total stock-based compensation		12,459		38,698

Total operating segments - excluding		407,062		589,600
General corporate expense		(34,200)		(74,825)
Stock-based compensation impact (a)	2,427		9,887
One-time restoration option charge (b)			14,662
Total stock-based compensation		2,427		24,549

General corporate expense - excluding		$(31,773)		$(50,276)

(a)

Stock-based compensation incremental charge for the three month period of $14.9 million pre-tax ($9.3 million after-tax or $0.03 per share) and for the six month period of $39.5 million pre-tax ($24.8 million after-tax or $0.07 per share).

(b)	One-time charge of $23.8 million pre-tax ($14.9 million after-tax or $0.04 per share) related to the elimination of the Company’s restoration stock option program.

Exhibit 3

SOURCE  The McGraw-Hill Companies
          -0-                                                                      07/25/2006
          /CONTACT:   Media Relations
                                  Steven H. Weiss
                                  Vice President, Corporate Communications
                                  +1-212-512-2247 office
                                  +1-917-699-9389 mobile
                                  weissh@mcgraw-hill.com

                                  Mary Skafidas
                                  Director, Corporate Communications
                                  +1-212-512-2826 office
                                  +1-347-351-6407 mobile
                                  mary_skafidas@mcgraw-hill.com

                                  Investor Relations
                                  Donald S. Rubin
                                  Senior Vice President, Investor Relations
                                  +1-212-512-4321 office
                                  +1-212-512-3840 fax
                                  donald_rubin@mcgraw-hill.com /
          /Web site:  http://www.mcgraw-hill.com /